EXHIBIT 10.2

BAIR EMPLOYMENT AGREEMENT

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (“Agreement”) is made as of this 31st day of December, 2008, at Groveport, Ohio, between Pinnacle Data Systems, Inc., an Ohio corporation (the “Company”), and John D. Bair (the “Employee”), who hereby agree as follows:

BACKGROUND INFORMATION

A. The Company and the Employee are parties to that certain Amended and Restated Employment Agreement dated effective as of March 20, 2006 (the “First Amended Employment Agreement”). The First Amended Employment Agreement amended and restated in its entirety that certain Employment Agreement dated effective as of January 1, 2005, by and between the Company and the Employee; and

B. This Agreement, as of the date hereof, hereby amends and restates the First Amended Employment Agreement in its entirety.

PROVISIONS

NOW, THEREFORE, in consideration of the foregoing Background Information, all of which is agreed to by the Company and Employee, and the promises and covenants set forth below, the Company and Employee voluntarily agree as follows:

§1. Employment. The Company hereby renews and continues the Employee’s employment, and the Employee hereby accepts such employment renewal and continuation by the Company, on the terms and subject to the conditions set forth in this Agreement.

§2. Term of Employment. The term of the Employee’s employment as renewed pursuant to this Agreement shall begin as of the date of this Agreement and shall continue until May 1, 2012, or until terminated pursuant to §6 of this Agreement.

§3. Services. The Employee is employed hereunder as the Chief Technology and Innovation Officer of the Company or in such other position of similar significance as the Board of Directors and Employee shall agree. As such, the Employee shall be responsible for maintaining active oversight of developments in the Company’s key markets; helping the Company identify new business opportunities; and performing such other services as may be reasonably assigned to him from time to time by the Chief Executive Officer. The Employee shall report to the Chief Executive Officer and shall devote his best efforts and full business time, attention, energy, and skill to the Company’s business and to the performance of his duties hereunder and he shall have such authority to act on behalf of the Company as is necessary to carry out the foregoing duties and which is ordinarily incident to the office of Chief Technology and Innovation Officer.

(a) Other Board Service. In addition to his responsibilities to the Company, upon the approval of the Company’s Board of Directors the Employee may sit on the corporate or advisory boards of other companies, as long as those responsibilities do not interfere or conflict with Employee’s duties and responsibilities to the Company, or the performance thereof. Employee may receive compensation for such services when appropriate, as long as such compensation does not create a conflict of interest for the Employee or the Company. Employee may also attend to outside investments and serve as a director, trustee or officer of, or otherwise participate in educational, welfare, social, religious, civic and other organizations

§4. Compensation. During the term of his employment pursuant to this Agreement, the Employee shall be entitled to receive the following compensation:

(a) Salary. An annual minimum base salary of $230,000 (or any higher amount determined by the Board or the Compensation Committee). The base salary will be payable in accordance with the Company’s general payroll policies for payment of compensation to salaried personnel.

(b) Bonus. An incentive cash bonus based upon factors and formulae deemed appropriate by the Board or the Compensation Committee for each fiscal period ending during the term of employment under this Agreement (quarterly and/or yearly as determined by the Board or Compensation Committee). The bonus factors and formulae for all periods of each fiscal year will be determined by the Board or the Compensation Committee no later than February 28th of that year, or will remain unchanged from the prior quarterly or yearly period of bonus calculation until so determined.

§5. Fringe Benefits. During the term of employment pursuant to this Agreement, the Employee shall be entitled to the following fringe benefits:

(a) Vacation. Five weeks (25 days) of paid vacation each year. Three weeks of vacation shall be mandatory. All earned vacation must be used or forfeited by February 15 of the year following the year for which it was earned.

(b) Stock Options. Stock options in such quantities and at such exercise prices as shall be established by the Board of Directors or an option committee. The options shall be granted pursuant to and be subject to the terms of the Pinnacle Data Systems, Inc. 2005 Equity Incentive Plan, as amended, or any subsequent plan adopted by the Company.

(c) Disability Payments. If at any time during the term of employment the Employee shall be temporarily or permanently unable to perform his duties hereunder due to a physical or mental condition that prevents the Employee from performing his duties hereunder, the Employee shall nonetheless be entitled to receive, for a period not to exceed one (1) year from the date of commencement of such disability, any compensation that the Employee would otherwise be entitled to pursuant to §4(a), above, during the period of such disability, subject to the limitations below. Provided, however, that Employee’s disability be documented by a competent licensed physician selected to examine the Employee at the request of the disinterested Board of Directors, which examination expense shall be borne by the Company. In the event said disability shall continue for a period greater than one (1) year, the Employee shall no longer be entitled to receive any compensation during the remaining period of such disability. In the event the Employee is entitled during this one (1) year period to payments under any disability policy, the Company’s obligation shall only be to supplement such payments to bring the total amount Employee receives to an amount equal to his base salary pursuant to §4(a).

(d) Executive Development. The Employee is encouraged to attend personal executive development or experiential learning seminars that also benefit the Company during each year of the employment term.

(e) Other Fringe Benefits. The Employee shall be entitled to such other fringe benefits and perquisites as may be provided generally for the Company’s executive management pursuant to written policies established or changed from time to time by the Board.

(f) Life Insurance. Payment of life insurance premiums on a $500,000 face amount whole life insurance policy the Employee has with State Farm insuring the life of the Employee, with the beneficiaries to be designated by the Employee.

(g) Technical Development. The Employee shall be entitled to attend a technical development seminar or training of his choice for up to three days during each year of the employment term.

(h) Reimbursements. Each reimbursement of an expense pursuant to §§5(d), 5(e), 5(f), or 5(g) (or any other provision of this Agreement) shall be made (within sixty (60) days of such expense’s incurrence) upon the presentation of expense vouchers or reports in accordance with the standard procedures of the Company with respect to expense items, as may be modified from time to time by the Board

§6. Termination of Employment. Notwithstanding and in lieu of any termination, severance, income continuation, or similar policies of the Company, the Employee’s service relationship with respect to the Company may be Terminated (as hereinafter defined) in accordance with the following provisions. For purposes of this Agreement, the Employee is “Terminated”, or a “Termination” of the Employee has occurred, upon the Employee’s “separation from service” with respect to the Company, as defined in Treas. Reg. § 1.409A-1(h), or in any successor regulations, and taking into account, among other things, the definition of “service recipient” and “employer” set forth in Treas. Reg. § 1.409A-1(h)(3).

(a) Following a Change in Control. The Employee may effect his Termination after a “Change in Control” of the Company (as defined below), provided that Employee effects such Termination for “Good Reason” (as defined below). If the

Employee effects his Termination pursuant to this provision, he shall be entitled to the following: (i) a cash amount equal to his base salary immediately prior to such Change in Control (A) payable to the Employee in equal installments over the twelve (12) calendar months immediately following the calendar month during which such Termination occurs, in accordance with the Company’s general payroll policies for payment of compensation to salaried personnel, provided, however, that (B) for each such installment payment (I) if the Employee is a “specified employee” (as such term is defined in Treas. Reg. § 1.409A-1(i)) at the time of such Termination, then, in accordance with the “six-month delay rule” defined in Treas. Reg. § 1.409A-1(c)(3)(v), the payment date of such installment payment shall be delayed (if there would be a delay) to the date that is six months after the date of Termination or, if earlier, the date that is the seventh (7th) day following the Employee’s date of death, but (II) the foregoing delay shall be inapplicable to such installment payment to the extent such installment payment is excluded from the six-month delay rule by virtue any of the exceptions described under Treas. Reg. § 1.409A-1(b) (including without limitation any of the “separation pay plan” exceptions set forth in Treas. Reg. § 1.409A-1(b)(9)), or is otherwise excluded under Internal Revenue Code (“Code”) section 409A from the application of the six-month delay rule requirements; (ii) fringe benefits for one (1) year following the date of Termination; (iii) any bonus earned and/or accrued through the date of Termination, payable at the time such compensation is due and payable under the applicable arrangement; and (iv) the immediate vesting of one hundred percent (100%) of the unvested stock options held by the Employee, with each immediately vesting option becoming exercisable on the date of Termination and continuing to be exercisable for a period of one hundred eighty (180) days following the date of Termination (subject to the Company, in its sole discretion, extending such period to up to one (1) year following the date of Termination), provided that, for each such option, the provisions of this item (iv) shall be effective only to the extent such provisions would not cause such option to provide for a “deferral of compensation” as such term is defined under Treas. Reg. § 1.409A-1(b).

(b) By Company, For Cause. The Company may Terminate the Employee immediately upon the occurrence of cause (as defined below) or at any time thereafter. For purposes of this Agreement, “cause” shall mean that at least one of the following behaviors by Employee occurs: dishonesty, conviction of a crime (other than minor traffic offenses), habitual drunkenness, the use of illegal drugs, embezzlement, material conflict of interest, material violation of Company policy, willful insubordination, or neglect of duty. If the Company Terminates the Employee pursuant to this provision, he shall be entitled to receive only his base salary through the date of Termination.

(c) By Company, Without Cause. The Company may Terminate the Employee without cause at any time, upon giving not less than sixty (60) days advance written notice to the Employee prior to the date of Termination. If the Company Terminates the Employee pursuant to this provision, the Employee shall be entitled to receive the following: (i) a cash amount equal to his base salary immediately prior to such Termination (A) payable to the Employee in equal installments over the twelve (12) calendar months immediately following the calendar month during which such

Termination occurs, in accordance with the Company’s general payroll policies for payment of compensation to salaried personnel, provided, however, that (B) for each such installment payment (I) if the Employee is a specified employee at the time of such Termination, then, in accordance with the six-month delay rule, the payment date of such installment payment shall be delayed to the date that is six months after the date of Termination or, if earlier, the date that is the seventh (7th) day following the Employee’s date of death, but (II) the foregoing delay shall be inapplicable to such installment payment to the extent such installment payment is excluded from the six-month delay rule by virtue any of the exceptions described under Treas. Reg. § 1.409A-1(b) (including without limitation any of the separation pay plan exceptions set forth in Treas. Reg. § 1.409A-1(b)(9)), or is otherwise excluded under Code section 409A from the application of the six-month delay rule requirements; (ii) fringe benefits for one (1) year following the date of Termination; (iii) any bonus earned and/or accrued through the date of Termination, payable at the time such compensation is due and payable under the applicable arrangement; and (iv) the immediate vesting of fifty percent (50%) of the unvested stock options held by the Employee, on a first granted, first vested basis, with each immediately vesting option becoming exercisable on the date of Termination and continuing to be exercisable for a period of one hundred eighty (180) days following the date of Termination (subject to the Company, in its sole discretion, extending such period to up to one (1) year following the date of Termination), provided that, for each such option, the provisions of this item (iv) shall be effective only to the extent such provisions would not cause such option to provide for a “deferral of compensation” as such term is defined under Treas. Reg. § 1.409A-1(b).

(d) Upon Death or Long-Term Disability of Employee. Upon Termination as a result of the death of the Employee, the Employee’s estate shall be entitled to the following: (i) his base salary to the date of Termination and (ii) any bonus earned and/or accrued through the date of Termination, payable at the time such compensation is due and payable under the applicable arrangement. If the Employee is Terminated by the Company due to the long-term disability of Employee, then Employee shall be entitled to (iii) any amounts due to him under a long-term disability policy of the Company, (iv) any disability payments due to him pursuant to §5(c), (v) any bonus earned and/or accrued through the date of Termination, payable at the time such compensation is due and payable under the applicable arrangement, and (vi) the immediate vesting of fifty percent (50%) of the unvested stock options held by the Employee, on a first granted, first vested basis, with each immediately vesting option becoming exercisable on the date of Termination and through a period of one year following the date of Termination, provided that, for each such option, the provisions of this item (vi) shall be effective only to the extent such provisions would not cause such option to provide for a “deferral of compensation” as such term is defined under Treas. Reg. § 1.409A-1(b). For purposes of this Agreement, the term “long-term disability” shall have the same meaning as long-term disability or other similar term used in any long-term or permanent disability policy provided by the Company and covering the Employee. In the event that there is no long-term or permanent disability policy in effect covering the Employee, the term “long-term disability” shall mean that because of physical or mental incapacity, the Employee has not performed his duties under this Agreement for six months or longer. In any event, Termination due to long-term disability may not be effected by the Company until at least one year from the date of commencement of such disability.

(e) By Voluntary Employee Resignation. The Employee may effect his Termination at any time, upon giving not less than thirty (30) days advance written notice prior to the date of Termination. If the Employee effects his Termination pursuant to this provision, then he shall be entitled to receive the following: (i) his base salary and fringe benefits through the date of Termination; (ii) any bonus earned and/or accrued through the date of Termination, payable at the time such compensation is due and payable under the applicable arrangement; and (iii) the retention of the right to exercise any vested stock options in accordance with the plan under which the options were issued. If the Employee resigns without giving at least thirty (30) days notice, he shall not be entitled to any portion of the bonus described in item (ii), above.

(f) Change in Control Defined. For purposes of this Agreement, a Change in Control shall be deemed to occur:

(i) When any “person” as defined in §3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in §§13(d) and 14(d) thereof, including a “group” as defined in §13(d) of the Exchange Act, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) When, during any period of 24 consecutive months during the existence of this Agreement, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph; or

(iii) Upon the occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, by merger, or otherwise.

(g) Good Reason Defined. For purposes of this Agreement, the Employee shall be deemed to have effected his Termination for “Good Reason” if:

(i) Within six (6) months after a Change in Control of the Company, one (1) of the following conditions arises without the consent of the Employee: (A) a material diminution in the Employee’s base compensation, (B) a material diminution in the Employee’s authority, duties, or responsibilities, (C) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, (D) a material diminution in the budget over which the Employee retains authority, (E) a material change in the geographic location at which the Employee must perform the services set forth in this Agreement, or (F) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement;

(ii) Within ninety (90) days of the initial existence of any of the foregoing conditions, the Employee provides notice to the Company of the existence of such condition and, upon such notice, the Company does not remedy such condition within thirty (30) days of the date of such notice; and

(iii) After the expiration of such thirty (30) day remedy period, the Employee effects his Termination by no later than the later of (A) the thirtieth (30th) day following the end of such thirty (30) day remedy period and (B) the end of the six (6) month period described in §6(g)(i).

For purposes of §6(g)(i)(A), a “material diminution in the Employee’s base compensation” means a reduction of two percent (2%) or more from the level of such compensation immediately prior to the applicable Change in Control. For purposes of §6(g)(i)(E), a “material change in the geographic location at which the Employee must perform the services set forth in this Agreement” means the primary place of the Employee’s employment with the Company is moved to more than (30) miles outside the Columbus, Ohio I-270 outerbelt. It is intended that the Employee’s Termination for Good Reason constitute an “involuntary separation from service” with respect to the Company, as such term is defined in Treas. Reg. § 1.409A-1(n), and, in particular, a “separation from service for good reason” that satisfies the safe harbor set forth in Treas. Reg. § 1.409A-1(n)(2)(ii), and the foregoing provisions are to be interpreted and applied in a manner consistent with such intent.

§7. Noncompetition; Nondisclosure; Ownership of Developments. In consideration of the substantial base salary and other benefits provided to the Employee, the Company and the Employee agree as follows:

(a) During the term of the Employee’s employment by the Company, pursuant to this Agreement or otherwise, and for a period of one (1) year immediately after the Employee’s Termination, the Employee shall not:

(i) Engage in or participate in any business that directly competes with the business of the Company within the United States and within any other country in which the Company has engaged in business during the term of the Employee’s employment by the Company; or

(ii) Sell or perform the same or similar services or products as then provided by the Company to, or solicit, any of the Company’s present customers or accounts or persons or businesses which were customers or accounts within three years preceding the Employee’s Termination; or

(iii) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity which directly competes with the Company; or

(iv) Otherwise enter into or engage in any business which directly competes with the business carried on by the Company; or

(v) Solicit any of the Company’s employees to leave the employ of the Company; or

(vi) Seek to employ any of the Company’s employees (other than on behalf of the Company).

(b) The Employee shall not at any time, either during the term of his employment with the Company or after the Employee’s Termination for whatever reason:

(i) Disclose to anyone (except to the extent necessary as a benefit to the Company in the performance of his duties) any trade secrets or confidential information (as defined below).

(c) All inventions, discoveries, concepts, improvements, formulas, processes, devices, methods, innovations, designs, ideas, and product developments (collectively, the “Developments”) developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the term of his employment with the Company or within one year after the Employee’s Termination for any reason, whether or not during normal working hours, and which relate in any way to the actual or planned business activities of the Company shall be considered to be developed or conceived by the Employee on behalf of the Company within the scope of his employment, and all of the Employee’s right, title, and interest therein shall be the exclusive property of the Company. The Employee hereby assigns, transfers, and conveys to the Company all of his right, title, and interest in and to any and all such Developments. Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon the request of the Company, the Employee shall execute and deliver to the Company any and all instruments, documents, and papers, give evidence, and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, any and all patents, trademark registrations, or copyrights under United States or foreign law with respect to any such Developments or to obtain any validation, reissuance, continuance, or renewal of any such patent, trademark, or copyright. The Company will be responsible for the preparation of any such instruments, documents, and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses the Employee incurs upon authorization of the Board.

(d) The Employee understands that this section is an essential element of this Agreement and that the Company would not have entered into this Agreement without this section being included in it. The Employee has consulted with his legal counsel and has been fully advised concerning the reasonableness and propriety of this section in the specific context of the operations and business of the Company, and the Employee acknowledges that this section is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this section, the Employee specifically acknowledges and agrees that the Company’s remedy at law will be inadequate, that the Company, its business, and business relationships will suffer irreparable injury and, therefore, that the Company shall be entitled to injunctive relief upon such breach in addition to any other remedy to which it may be entitled, either at law or in equity, without the necessity of proof of actual damage.

(e) As used in this Agreement, the terms “trade secrets” and “confidential information” shall mean any information which is not generally known to the public, and include without limitation any information relating to the Company’s business operations and structure, sales methods, practices and techniques, technical know-how, Developments, advertising, marketing methods and practices, and the Company’s relationships with suppliers, employees, or other persons or entities doing business with the Company.

(f) For purposes of this Agreement, “directly” shall mean and include participation for the Employee’s own account or as an owner, shareholder, member, partner, director, officer, employee, creditor, or agent of any other person or organization or through the Employee’s spouse or other family relation, but shall not include a passive investment of not more than two percent of the outstanding stock of a company whose shares are then being regularly traded in open-market brokerage transactions (either on a stock exchange or over-the-counter).

(g) In the event that a court of competent jurisdiction finally determines that any provision of this section is unenforceable, the Company and the Employee agree that such court shall have jurisdiction to reform this Agreement and such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination.

§8. General. This document contains the entire Agreement between the parties and supersedes any prior discussions, negotiations, representations, or agreements between them relating to the employment of the Employee. No additions or other changes to this Agreement shall be made or be binding on either party unless made in writing and signed by each party to this Agreement. Any notice or other communication required or desired to be given to any party under this Agreement shall be in writing and shall be deemed given when either delivered personally to that party or deposited in the United States mail, first-class postage prepaid, addressed to that party at the address set forth below its or his name below. Any party may change the address to which notices and other communications are to be given by giving the other parties notice of such change. All questions concerning the validity, intention, or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance hereunder shall be construed and resolved under the laws of Ohio. If and to the extent that any court of competent jurisdiction determines that it is impossible or violative of any legal prohibition to construe any provision of this Agreement consistently with any law, legal prohibition, or public policy and consequently holds that provision to be invalid or prohibited, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect. No failure by any party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this Agreement affect, or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Agreement. The captions of the various sections of this Agreement are not part of the context of this Agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this Agreement. This Agreement shall be personal to the Employee and no rights or obligations of the Employee under this Agreement may be assigned by him.

§9. Installment Payment Designation. In accordance with Treas. Reg. §§ 1.409A-2(b)(2)(iii) and (iv), for purposes of this Agreement any series of installment payments is to be treated as a right to a series of separate payments.

§10. Six-Month Delay Rule. Notwithstanding anything to the contrary contained in this Agreement, for each payment under this Agreement (a) if the Employee is a specified employee at the time of the Employee’s Termination, then, in accordance with the six-month delay rule, the payment date of such payment shall be delayed (if there would be a delay) to the date that is six months after the date of Termination or, if earlier, the date that is the seventh (7th) day following the Employee’s date of death, but (b) the foregoing delay shall be inapplicable to such payment to the extent such payment is excluded from the six-month delay rule by virtue any of the exceptions described under Treas. Reg. § 1.409A-1(b) (including without limitation any of the separation pay plan exceptions set forth in Treas. Reg. § 1.409A-1(b)(9)), or is otherwise excluded under Code section 409A from the application of the six-month delay rule requirements.

§11. Limited Application with Respect to 2008. With respect to amendments adopted as part of this Agreement effecting a change in the time and/or form of payment, in accordance with Internal Revenue Service (“IRS”) Notice 2006-79 (as modified and superseded by IRS

Notice 2007-86) such amendments shall apply only to amounts that would otherwise be payable in 2008 and shall not cause amounts to be paid in 2008 that would not otherwise be payable in 2008.

§12. Tax Liabilities.

(a) The Employee (or the Employee’s permitted successors in interest as the case may be) shall be solely responsible for any taxes, penalties, or interest imposed upon the Employee (or his successors in interest) in connection with this Agreement. In no event shall the Company, or any of the Company’s affiliates, or any employees or other agents of the Company or of any of the Company’s affiliates, be required to indemnify the Employee (or his successors in interest) for, or otherwise be required to pay, any such liabilities. In connection with any payments hereunder, the Company shall have the right to deduct from such payments amounts that the Company, in the Company’s sole discretion, determines are sufficient to satisfy any federal, state, local, or other tax withholding requirements related thereto.

(b) Notwithstanding §12(a), if any of the amounts described in §§6(a)(i) or 6(c)(i) are includible in the Employee’s gross income for a taxable year of the Employee by virtue of the operation of Code section 409A(a)(1)(A) then, to the extent permissible under Treas. Reg. § 1.409A-3(j)(4)(vii), the Company shall accelerate payment to the Employee of amounts under §§6(a)(i) or 6(c)(i) (as the case may be) as follows:

(i) The Company shall make to the Employee a lump sum payment in an amount equal to sixty percent (60%) of the remaining balance owed to the Employee under §§6(a)(i) or 6(c)(i) at the time of such lump sum payment.

(ii) The Company shall make such lump sum payment (within ninety (90) days after the end of such taxable year) upon documentation to the Company’s satisfaction of such inclusion in gross income.

(iii) A lump sum payment made under this §§12(b) shall reduce correspondingly the amount of remaining installments owed to the Employee under §§6(a)(i) or 6(c)(i) (as the case may be). Such reduction shall be applied to such remaining installments proportionately.

(c) Notwithstanding §12(a), the Company hereby agrees that, in the event that the “additional tax” referred to under Code section 409A(a)(1)(B) (or any comparable additional tax referred to under state, local, or other tax law) (collectively, “Additional Tax Liabilities”) is imposed upon the Employee with respect to any amounts to be paid to the Employee under this Agreement, the Company shall make tax gross-up payments (each, a “Gross-Up Payment”) to the Employee to the extent necessary to reimburse the Employee for any Additional Tax Liabilities and for any tax liabilities resulting from any Gross-Up Payments (together with Additional Tax Liabilities, the “Tax Liabilities”). The Company shall make each Gross-Up Payment (within ninety (90)

days of the time that the Employee remits the related Tax Liabilities payment to the corresponding taxing authority) upon documentation to the Company’s satisfaction of such Tax Liabilities payment. In the event that the Employee receives a tax refund with respect to a Tax Liabilities payment, the Employee shall pay to the Company a corresponding amount within ninety (90) days of the Employee’s receipt of such refund.

§13. Construction of Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) it is intended that the provisions of this Agreement (i) comply with Code section 409A, any regulations promulgated thereunder, administrative pronouncements interpreting Code section 409A and such regulations, and Code section 409A transition rules set forth in IRS Notice 2007-86 and any other applicable Code section 409A transition guidance, and/or (ii) not provide for the “deferral of compensation” as such term is defined under Treas. Reg. § 1.409A-1(b) and (b) such provisions shall be interpreted and applied in a manner consistent with such intent.

[Signatures on next page.]

PINNACLE DATA SYSTEMS, INC.

/s/ John D. Bair	By:	/s/ Hugh C. Cathey
John D. Bair		Hugh C. Cathey, Chairman of the
Compensation Committee

Address:	3204 Amity Road	Address:	6600 Port Road, Suite 100
	Hilliard, OH 43026		Groveport, OH 43125